UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2004

Huttig Building Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14982	43-0334550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Maryville University Dr., Suite 240, St. Louis, MO 63141

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (314) 216-2600

Former name or former address, if changed since last report: Not Applicable

Item 5. Other Events

On February 13, 2004, Huttig Building Products, Inc. announced that it and its bank lenders amended the company’s revolving credit facility to provide for a “springing” lockbox arrangement. Under this arrangement, the company now maintains a lockbox from which it may apply cash receipts to any corporate purpose so long as its monthly average availability does not fall below $20 million and it is not in default under its credit agreement. If either of those events occurs, the company’s bank lenders may redirect funds from the lockbox to the payment of amounts outstanding under the facility. In accordance with Emerging Issues Task Force Issue No. 95-22, “Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that Include both a Subjective Acceleration Clause and a Lock-Box Arrangement,” the company will restate its December 31, 2002 balance sheet to reclassify the borrowings under the credit agreement, which was entered into in August 2002, previously reported as long term liabilities, amounting to $65.0 million, to current liabilities. With the amendment to the company’s credit facility, outstanding borrowings under the credit facility, which totaled $63.5 million at December 31, 2003, are properly classified as long term liabilities as of December 31, 2003. The restatement of the company’s December 31, 2002 balance sheet will have no impact on its debt covenants under the credit agreement, its ability to draw on existing facilities or its previously reported net income. A copy of the press release issued on February 13, 2004 regarding the amendment to the company’s revolving credit facility is filed as Exhibit 99.1 and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits

(c)	Exhibits.

4.1	Second Amendment to Credit Agreement, dated as of February 13, 2004, by and among Huttig Building Products, Inc., certain of its domestic subsidiaries, JPMorgan Chase Bank as agent and the lending institutions named therein.

99.1	Press release dated February 13, 2004.

Item 12. Results of Operations and Financial Condition

On February 13, 2004, Huttig Building Products, Inc. issued a press release setting forth its financial results for the fourth quarter and full fiscal year of 2003. A copy of the press release is furnished herewith as Exhibit 99.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huttig Building Products, Inc.
(Registrant)
Date: February 18, 2004
/s/ Thomas S. McHugh
Thomas S. McHugh
Vice President – Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
4.1	Second Amendment to Credit Agreement, dated as of February 13, 2004, by and among Huttig Building Products, Inc., certain of its domestic subsidiaries, JPMorgan Chase Bank as agent and the lending institutions named therein.

99.1	Press release dated February 13, 2004.